Form 10-K

Exhibit 32.2

Nutanix, Inc. SALES INCENTIVE PLAN (“PLAN”)

Nutanix, Inc. SALES INCENTIVE PLAN

1.	Definitions:

•
"Booking(s)" means a non-cancellable purchase order for the sale of the Company’s software licenses, products, and support and maintenance and other services containing Company’s standard terms and conditions of sale in accordance with Nutanix Bookings Policy that is received and accepted by Company.

•	"Sales Compensation Committee" means a committee comprised of the Chief Revenue Officer and the Chief Accounting Officer of the Company.

•	"Company" means Nutanix, Inc.

•
"Individual Compensation Plan" means an addendum to this Plan which sets forth the individual quota targets and commission targets and details and other applicable terms and conditions for a Participant. And Individual Compensation Plan and this Plan, together, are collectively referred to as the "Compensation Agreements."

•	"Plan" means the Nutanix, Inc. Sales Incentive Plan described herein.

•	"Plan Period" means the period between the Plan Start Date and Plan End Date

•	"Plan Start Date" means the first day of the commission plan cycle, as set forth in a Participant’s Individual Compensation Plan.

•	"Plan End Date" means the last day of the commission plan cycle, as set forth in a Participant’s Individual Compensation Plan.

•	"Participant" means an Employee eligible to participate in the Plan as designated in an employment agreement or contract and who is offered, and executes and returns, and Individual Compensation Plan.

•
"ISV" or "Imputed Software Value" of a Booking means the total value of the Booking, less the hardware cost of goods sold incurred by the Company for any hardware sold by the Company as part of that purchase order, as determined by the Company in its sole discretion in accordance with its normal course accounting and/or finance practices, as applicable. For a software-only, Original Equipment Manufacturer, or other similar Booking where the Company does not sell any hardware on the purchase order, the ISV is generally expected to be equal to the total value of the Booking.

2.
Effective Date: The Plan is effective during the Plan Period and will commence on the Plan Start Date and will end on the Plan End Date. The Plan and this Agreement may be altered or discontinued at any time at the sole discretion of Company in accordance with Section 13 of this Plan. Any such change will be prospective in nature, and will not affect already Earned Commission (defined below). This Plan supersedes any previous Sales Incentive Plan that was in place for any portion of the term of this agreement.

3.
Eligible Positions: Employee(s) eligible for participation in the Plan are defined by Company or specified in the employment agreement or contract. Positions may be added or deleted from the Plan at the sole discretion of the Company, or the current equivalent position. Notwithstanding the foregoing, to be eligible for participation in the Plan (including any and all commission or other incentive compensation components of the Plan), a Participant must meet all of the following criteria:

–	Be employed by the Company;

–	Be ineligible for participation in any other bonus or incentive program offered by the Company;

–
Acknowledge acceptance of the terms and conditions of the Commission Agreements by electronically accepting his or her Compensation Agreements within the time specified by the Company, but in no event later than fourteen (14) calendar days of their receipt; and

–
Be in compliance with the Company’s Code of Business Conduct and Ethics and complete the Quarterly Sales Certification distributed by the Company’s accounting department for each relevant quarter during the Plan Period.

4.
Participation: This Plan shall apply to the Participants who execute an Individual Compensation Plan. No commissions, advances or other marketing and sales support-based compensation will be earned by Participant pursuant to the Compensation Agreements unless the Participants signs and returns the Individual Compensation Plan to the Company within 15 days of receipt of the Compensation Agreements. The Plan is made by Nutanix, Inc., but the payments will be made by the Company entity Participant is employed with.

5.	Commissions.

i.
Earned Commission. Subject to the terms and conditions of the Compensation Agreements, a Participant will earn a commission (and be entitled to retain the PO Advance (as defined below)) only upon the Company’s receipt of payment from the customer assigned to the Participant or from a customer in the territory assigned to the Participant with respect to a Booking (i.e., not including any fees or payment received with respect to third party products and services) within sixty (60) days of the date the purchase order is entered into, or such longer period of time specifically authorized by the Company ("Earned Commission"). For the purposes hereof, a customer will be deemed to be in the territory assigned to the Participant if the customer’s corporate headquarters is located in the territory. Upon the Company’s receipt of payment from the customer, earned commissions will be equal to the amount of purchase orders entered into in that quarter multiplied by the Participant’s commission rate set forth in the Individual Compensation Plan. Participant is responsible to collect, and/or to assist in the collection of such payments.

ii.
Advances. A recoverable advance on unearned commissions ("PO Advance") will be made to the Participant for any purchase orders entered into for the Participant’s assigned customer or for a customer in the Participant’s assigned territory during any quarter. The PO Advance for each quarter will be equal to the amount of purchase orders entered into in that quarter multiplied by the Participant’s commission rate set forth in the Compensation Plan. For purposes of this Plan, a purchase order will be considered entered into when the applicable customer signs and returns the purchase order to the Company. A purchase order will not be considered entered into, and commissions on the purchase order will not be considered earned, if the purchase order is subsequently de-booked, cancelled, returned, or refunded within the six month period following the payment of the PO Advance, or if the purchase order is subject to any disclosed or undisclosed contingent liabilities, purchaser-requested ship delays, any other side or associated agreement, or is consummated outside of accepted Company policies, procedures and guidelines, as determined by the Company in its sole discretion (any of the foregoing, an "Incomplete PO"), to the fullest extent allowed by applicable law. Any PO Advance will be paid by the last day of the month following the end of the quarter in which the purchase orders are entered into unless the Participant’s employment with the Company has terminated for any reason or has transferred out of his/her sales role (or the Participant has notified the Company of the Participant’s intention to resign or to transfer out of his/her sales role) on or before that date. Deals that require prepayment as the payment terms, are not eligible for a PO advance.

iii.
Adjustments for Advanced but Unearned Commissions and Errors; Payment of Earned Commission. If (i) a purchase order is subsequently canceled or if full payment is not received for any reason (including without limitation due to write-offs, bad debts, insolvency, returns, cancelled orders or non-payment of any pre-payments) from the customer within sixty (60) days from the time the purchase order is entered into, or (ii) the Company makes any error with respect to the calculation or payment of any PO Advances or Earned Commissions, any unearned PO Advances will be reconciled against the Participant’s future PO Advances (if applicable), and/or Earned Commissions ("Advanced Commission Recovery"). If future PO Advances and Earned Commissions are insufficient to cover the unearned PO Advances, Participant may make arrangements with the Company to have the amount deducted from other wage payments, or s/he may repay the sum by personal check. Should full payment be received from the customer within ninety (90) days of this Advanced Commission Recovery and the Participant is still employed by the Company on the date such payment is received from the customer, any Advanced Commission Recovery shall be paid back in full to the Participant as Earned Commission. Reconciliation of PO Advances will occur on a quarterly basis ("Quarterly Reconciliation"), and any Earned Commission, in excess of earlier paid PO Advances, will be paid on the next regular payroll after the completion of said Quarterly Reconciliation.

iv.
Adjustments for Incomplete Purchase Orders. If a purchase order is subsequently determined to be an Incomplete PO, any PO Advances previously paid with respect to such Incomplete PO will be reconciled against the Participant’s future PO Advances (if applicable), or Earned Commissions. Further, additional disciplinary actions may be taken up to and including dismissal for any violation of this Plan and/or other Nutanix Sales Policies. Any Participant who is no longer employed by the Company must reimburse the Company for any PO Advances previously paid with respect to such Incomplete PO within thirty (30) days after leaving Company employment or, if later, thirty (30) days after the date written notification of the existence of such Incomplete PO is received from the Company. In addition, the Company may take all actions it deems necessary to seek the recovery of any PO Advances and/or Unearned Commissions paid with respect to an Incomplete PO.

v.
Windfalls.     For the purposes hereof, "Large Deal" means Bookings from a single customer placed within a Plan Period which, either through a single or multiple Bookings, results in an excess of Participant’s Plan Period ISV Quota (as defined in Participant’s Individual Compensation Plan). The Sales Compensation Committee has sole discretion to review and determine the quota attainment and commission calculation, where appropriate, on the following type of transactions, regardless of whether such transactions were booked in the Participant’s territory or account assignment (each, an "Exception Transaction"): (a) deals with contain characteristics which may require the Company to defer revenue, (b) deals with special financing terms and conditions, (c) Large Deals not forecasted, and (d) deals where the Participant had no or very limited influence in a deal. Some of the factors that the Sales Compensation Committee may take into consideration in determining quota attainment, commission payment and timing of the payment on Exception Transactions include, but are not limited to, the following: (w) account history and the strategic value to Company, (x) the size of the deal in relation to the size of the Participant’s quota, (y) the level and quality of the Participant’s contribution to the sale effort, and (z) other extenuating circumstances, as determined by the Sales Compensation Committee in its sole discretion. Such review shall be independent of the approval to proceed with respect to any such deals. The Sales Compensation Committee will determine, in its sole and absolute discretion, the amount of the incentive payable with respect to any such Exception Transaction, which such determination might include, but are not limited to, full quota credit with no quota adjustment, full quota credit with a quota adjustment or a separate payout.

6.	Audit and Governance.

i.
Audit. Each opportunity is potentially subject to audit by the Company to verify that the opportunity satisfies the requirements of Earned Commissions subject to the terms and conditions outlined in the Plan. If necessary, the Company may request a Participant to provide Validation for his or her opportunities (as defined below in Section 6.2). Although not every opportunity will be Validated, the Company reserves the right to require Participants to provide Validation of opportunities at any point in time. However, an opportunity that cannot be Validated, if requested by the Company, in the six-month period following the payment of a PO Advance will be considered an "Incomplete PO" and ineligible for Earned Commission, and will be recouped as explained in Section 5.2.

ii.
Valid, Validated or Validation. In order to be eligible to earn commissions and Quota credit on an opportunity, the opportunity must be Certified and may be subject to "Validation," as requested by the Company. The Participant has the responsibility of providing Validation of the opportunity if requested. Any Participant who provides inaccurate or false Validation of any transaction or opportunity shall be ineligible to earn any compensation relating to the transaction or opportunity in question, and may be subject to disciplinary action, up to and including termination of employment. Validation criteria may be satisfied with the following information and documents:

a.
Purchase Order from End User: Purchase Order (PO) must include End User Name, OEM/ Partner Name, Product, Quantity, Ship Date and must be signed; pricing to the End User may be redacted. Electronic PO’s are acceptable as long as they are traceable back to the End User. Packing lists, invoices, lease agreements and other similar binding, traceable documents may be accepted by the Company as the equivalent to a PO for validation purposes only.

b.
End User Verification: End User email, letter or completed End User verification form. The document submitted for End User verification must contain End User Name, OEM/ Partner Name, Product, Quantity, and Ship Date. Emails must be traceable back to the End User via forwarded email trail. Letters must be on Company letterhead and must be signed by the End User. End User verification forms must also be signed by the End User. Non-traceable documents are not acceptable for validation.

iii.
Governance. Any deviations from this Plan must be approved by the Sales Compensation Committee. Such deviations may include, but are not limited to, special internal incentive programs (SPIFFS), non-standard bonuses, exceptions to denied opportunities, etc. Requests must be submitted in writing to the Sales Compensation Committee for review and approval. All approvals for such exceptions will be communicated in writing to Sales Operations and Sales Incentive Compensation Accounting by the Sales Compensation Committee chairperson.The Company, including the Sales Compensation Committee, reserves the right to interpret and administer this Plan and each Participant’s Individual Compensation Plan in its sole discretion.

iv.
Commission Issue Resolution. If a Participant believes that an error or irregularity has occurred with respect to the application of any part of the Compensation Agreements including but not limited to, for example, the determination of quota credit or attainment, or earning or payment of commissions, the Participant shall immediately contact Sales Operations and Sales Incentive Compensation Accounting identifying the perceived error or irregularity. Any Participant with concerns or question relating to asserted errors or discrepancies in their commission statement must bring such concerns or questions forward within sixty days of receipt of the commission statement containing the error or discrepancy. In the event an error or discrepancy is found to have occurred, either by the Company or the Participant, the Company will take all appropriate steps to adjust the Participant’s commission to correct the error or discrepancy. This may result in additional commission and/or quota credit being awarded to the Participant, or in overpaid amounts being offset against the Participant’s future Earned Commissions and/or deducted from the Participant’s quota credit.

v.	Participant Responsibilities

a.
Conducting Business with Integrity. The Company’s business values are based on a commitment to high standards of integrity, professionalism and excellence. The Company conducts business throughout the world in a manner that is consistent with the expectations of its customers, employees, suppliers and stockholders. Participants must conduct business in compliance with the Company’s Code of Business Conduct and Ethics and other Company policies. Participants must also conduct business in compliance with all applicable laws, including the laws of the United States and the law of the country in which the Participant is employed.

b.
Full and Honest Disclosure Regarding All Opportunities and Transactions. Because the Company relies on the Participant to generate and submit opportunities and transactions, it is critical that Participants do so in full compliance with the Company’s policies and procedures. For every opportunity or transaction, Participants must disclose to sales management all terms and conditions of the sales and/or commitments of any type which vary from the Company’s standard sales and license agreements. This disclosure must be sent from sales management in writing to the Company’s controller and accounting department so that appropriate decisions regarding recognition of revenue may be made by the Company. In addition to compliance with the Company’s policies regarding contract approvals and signatures, written authorization from the Company’s Senior Vice President of Sales for the applicable territory, the Head of Sales Operations for the Company and a duly-authorized representative of the Company’s accounting or finance department (or such equivalent positions as are then in office) is required to approve any terms of conditions of a sale or license that deviate from the Company’s normal business process for standard terms and conditions, contractual obligations, or standard sales and license agreements. Participants are not permitted to obligate or otherwise bind the Company to any terms, conditions or commitments that have not been previously approved in writing by the persons named in the foregoing sentence. This prohibition includes, for example, "side letters", "gentleman’s agreements" or any other oral or written commitments with a customer that differs from or adds to the Company’s standard terms and conditions of sales. Such actions to encourage customers to place orders or take delivery of product can violate the rules of revenue recognition adopted by the Company, and are expressly prohibited.

c.
Adjustments to Commissions or Quota Credit. In the event a Participant engages in fraudulent conduct, or submits opportunities that the Participant knew were inaccurate, improper or erroneous in an effort to increase the Participant’s earnings under this Plan, the Company reserves the right to treat the amount paid as an overpayment and offset the amount of the overpayment against future commissions, in addition to all other rights and remedies open to the Company, including disciplinary action, up to and including termination. In the event the Participant is terminated before the entire overpayment is recovered, the Participate must repay the outstanding balance, in full, on or before his or her last day of employment. The Company reserves the right to take appropriate legal action to recover any outstanding balance. By signing below, Participant authorizes the Company to calculate Earned Commissions in the manner described in the Plan.

7.
Assignment Change. Each Participant will be assigned a specific territory as defined by geography, named accounts, and/or types of accounts in the Company’s sole discretion, which such territory and/or accounts shall initially be set forth in the Participant’s Individual Compensation Plan. Any territory assignment for a Participant excludes named accounts within the territory which are assigned to another Participant as an account assignment. To the extent permitted by applicable law, the Company reserves the right to change territories and/or account assignments at any time, with or without advance notice, and will inform each Participant impacted by such changes in writing as soon as practicable. If a Participant is assigned to a different territory, accounts, customer or position, the Participant will receive full quota credit for PO Advances and Earned Commissions on purchase orders entered into as a result of the Participant’s sales support efforts in the former assignment if such purchase orders are entered into prior to, but not after, the effective date of such change in territory, customer or position. Any change in assignment to a different territory, list of accounts, customer or position will not be effective unless approved by the Participant’s direct manager, the Senior Vice President of Sales for the applicable territory, and the most senior member of the Company’s Sales Operations department, as well as documented in a revised or updated Individual Compensation Plan. Quota credit for sales support efforts in the new assignment will be governed by the Individual Compensation Plan applicable to the new assignment.

8.
Company Sales Policies. Additional procedures, policies and methodologies for calculation of Earned Commissions and PO Advances in the event of customer or territory splits, assignment changes, global accounts and cross-theater issues with respect to any given customer order shall be governed by Company Sales Policies, which shall be made available to Participant from time to time and made be amended or revised in the Company’s sole discretion.

9.
Termination of Employment; Transfer Out of Sales Role. Upon termination of employment for any reason, whether voluntary or involuntary, the Participant agrees (I) to return any PO Advances or other advances of then unearned wages or commissions to the Company within ten (10) days of such termination of employment; and/or (ii) at Participant’s option, to sign or execute any documents necessary to deduct PO Advances or other advances of unearned wages or commissions from the Participant’s final paycheck or to repay sums owed by personal check. Further, notwithstanding any statement herein to the contrary, the Participant will not earn any Earned Commissions on any payments received from customers after the Participant’s termination date or notification by either the Company or the Participant that the employment relationship will terminate, whichever occurs first. Furthermore, the Participant will not be paid any PO Advance or other unearned wages after the Participant’s termination of employment or notification by either the Company or the Participant that the employment relationship will terminate, whichever occurs first. If Participant transfers out of his/her sales role, eligibility for any PO Advance ceases on the date of transfer. Prior PO Advances will convert to Earned Commission on any payments received from customers up to 90 days after date of transfer. Reconciliation of PO Advances against Earned Commission will occur after said 90 days, and any Earned Commission in excess of PO Advances will be paid on the next regular payroll after said reconciliation. Participant must arrange to repay any PO Advances in excess of Earned Commission by payroll deduction or personal check. The Company reserves the right to take appropriate legal action to recover any PO Advances in excess of Earned Commission.

10.
Not a Service Contract. The Participant understands that this Plan and the Compensation Plan do not establish employment or service for any definite term. The Participant and the Company agree that, where applicable under the terms of the relevant offer letter/employment agreement, either party may terminate the employment or service relationship at any time, for any reason, with or without cause and with or without notice. Any existing at-will employment relationship set forth in a Participant’s applicable offer letter/employment agreement remains in force, and may only be modified in a written document signed by the Participant and the Company’s Chief Executive Officer.

11.
Arbitration. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator, to the extent permitted by applicable law, any and all claims or disputes arising out of the Participant’s employment or service with the Company, including, but not limited to claims arising out of or related to this Plan or the Compensation Plan or claims against any current or former employee, director, agent or stockholder of the Company, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, claims regarding commissions, bonuses, unfair business practices, discrimination, harassment, or any tort or tort like causes of action.The arbitrator’s decision shall be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act, or that discovery the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California, the state in the U.S. where employee resides and works if outside of California, or another mutually agreed location. The Participant and the Company will be responsible for their own attorney’s fees; the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. However, Participant may only assert claims in his or her individual capacity, and not as a Class Action (except where such Class Action waiver is prohibited by applicable law). The arbitrator shall have no authority to combine or aggregate similar claims or conduct any Class Action, nor make any award to any person or entity not a party to the individual arbitration.

12.
Side Agreements. By signing below, Participant hereby confirms that, since Participant’s first day of employment with the Company, Participant has not entered into and Participant is not aware of the existence of any oral or written side agreements with any third party including resellers, distributors or customers that modify or supersede the terms of either the Company’s invoice, written contracts or purchase orders with these resellers, distributors or customers. In addition, Participant agrees not to engage in such activity in the future and to immediately notify the Company if he/she becomes aware of such activity. Additionally, completion of the quarterly sales certification by Company is a requirement of the Plan.

13.	Amendment, Modification, Termination and Interpretation of the Plan.

i.
The payment of commissions or any discretionary bonus under the terms of this Plan is within the sole discretion of the Company. Moreover, the Company expressly reserves the right, in its sole discretion, to modify, amend, change, terminate and/or rescind any and all provisions of the Compensation Agreements and/or its application to a Participant, at any time, with or without advance notice, to the extent permitted by applicable law, including due to a Participant’s performance that is less than the minimum satisfactory level of performance or for any reason deemed appropriate by the Company. Any modification to this Plan or the Individual Compensation Plan may only be made in a writing signed by the Chief Revenue Officer, after such modification has been approved by the Senior Vice President of Sales for the applicable region and the Vice President of Sales Operations, and such modification shall be effective upon written notification to the Participant. However, any change will be prospective in nature, and will not affect already Earned Commission.

ii.
The Company’s right to modify, amend or revise this Plan includes the right to adjust territory and/or account assignments and related quotas, other objectives, and other Plan or Individual Compensation Plan provisions during the fiscal year measurement period based on overall business or individual circumstances. For example only, modifications, amendments or changes may result from revised growth expectations, changes to the products or services offered, the addition or subtraction of products or services offered, or other changes to the business environment.

iii.	The Company further reserves the right, in its sole discretion, to designate any account, transaction or opportunity as a "Corporate Named Account" to which the terms of this Plan or the terms of the Participant's Individual Compensation Plan will not apply. This may be done, for example, in the event of a merger or acquisition, or in the case of an unexpectedly large transaction or sale opportunity. The Company will notify the Participant if a given account, transaction or sale opportunity is designated as a Corporate Named Account. Commission payments, if any, on Corporate Named Accounts are to be determined in the sole discretion of the Company.

iv.
Moreover, no compensation plan can cover all possible situations. Any unusual or unanticipated situations, including without limitation situations in which the contents of a Participant’s Individual Compensation Plan did not accurately set out the Company’s management’s intent, will be presented to the Company for resolution, in its sole and absolute discretion. As noted above, the Company reserves the right to make all determinations related to this Plan and any Participant's Individual Compensation Plan, all in the Company’s sole discretion.

v.
The Participant’s execution of the Individual Compensation Plan and/or participation in the Plan and/or the receipt of any form of Earned Commission or advance/draw under the Plan is an acknowledgement of, and an agreement to: (1) all the terms and conditions of the Plan, including the terms set forth in this Section, (2) the Company’s, including the Sales Compensation Committee's, right to interpret and administer this Plan and the Participant’s Individual Compensation Plan in its sole discretion, and (3) the Company’s right, to the extent permitted by applicable law, to modify, amend, change, and or terminate any and all provisions of the Plan or a Participant's Individual Compensation Plan, including, but not limited to its rights to (a) accept, cancel, or de-book an order or transaction, (b) discontinue service to a customer, (c) change or transfer territories or accounts, (d) initiate, approve, or discontinue the application of split commission, (e) withhold selected products or services or restrict sales into specified territories from or by a Participant or sales team, and/or (f) upon notice to affected Participants, modify, amend or change all or part of the Plan or an Individual Compensation Plan.

vi.
Any inadvertent omission or error in the Plan, or any of its attachments, appendices, exhibits and/or amendments, shall not be binding in any way. If any such error or omission is found, the Company reserves the right to correct the error or omission, at its sole discretion and at any time. To the extent permitted by applicable law, such corrections, made in writing to all affected Participants, may be made retroactive to the beginning of the Plan and may result in changes and/or adjustments to compensation already advanced or paid to a Participant.

vii.
The Company shall have the sole and exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the amount of sales incentive compensation and bonuses earned under the Plan. The rules, interpretations, computations, and other actions of the Company shall be binding and conclusive on all persons.

14.
Entire Agreement. This Plan and the Individual Compensation Plan, and the Nutanix Sales Policies, contains the entire understanding between the Participant and the Company concerning the terms and conditions applicable to any commissions, advances or other marketing and sales support-based compensation that may be earned by the Participant. Any prior understanding, representations or agreements, whether oral or written, are superseded and replaced by this Plan and the Individual Compensation Plan. The Participant shall not be entitled to any compensation of any kind relating to any sales or potential sales not specifically provided for in this Plan and the Compensation Plan.

15.
Various. This Agreement is governed by the laws of California. The Plan may be altered or discontinued at any time at the sole discretion of Company, however any such modification or termination must be done in writing signed or authorized by the Chief Revenue Officer. This Agreement, together with the Plan, constitutes the entire agreement between the Company and the Participant with respect to its subject matter and supersedes all prior discussions and agreements, whether oral or written, relating thereto.

Nutanix, Inc.
By:

This Agreement is governed by the laws of the State of California. The Plan and this Agreement may be altered or discontinued at any time at the sole discretion of Nutanix, Inc., however any such modification or termination must be done in writing signed or authorized by the SVP WW Sales, or the current equivalent position. This Agreement, together with the Plan, constitutes the entire agreement between the Company and me with respect to its subject matter and supersedes all prior discussions and agreements, whether oral or written, relating thereto.

Nutanix, Inc.